Exhibit 99.1
FOR FURTHER INFORMATION:
AT MERCANTILE BANK CORPORATION:

Michael Price	Charles Christmas
Chairman & CEO	Chief Financial Officer
616-726-1600	616-726-1202
mprice@mercbank.com	cchristmas@mercbank.com
MERCANTILE BANK CORPORATION ANNOUNCES THIRD QUARTER
NET INCOME OF $2.4 MILLION
Grand Rapids, MI — October 10, 2007 — Mercantile Bank Corporation (Nasdaq: MBWM) reported earnings for the third quarter of 2007 of $2.4 million, or $0.28 per diluted share, a decrease of approximately 54 percent from the $5.2 million, or $0.61 per diluted share, reported for the third quarter of 2006. For the first nine months of 2007, Mercantile reported net income of $8.9 million, or $1.05 per diluted share, a decrease of approximately 42 percent from the $15.2 million, or $1.79 per diluted share, reported in the prior-year period. Third quarter results continue to reflect an elevated level of non-performing assets and a lower net interest margin relative to the year-ago quarter.
Chairman and CEO Michael Price commented, “We are taking aggressive steps to improve asset quality. We are identifying loans with signs of weakness and reclassifying them to non-performing status. At this point, 38 percent of our non-performing loans are contractually current, which reflects our proactive approach to credit oversight. The rate of increase in problem assets slowed during the third quarter, with non-performing assets only $1.9 million higher than in the second quarter of this year.”
Mr. Price continued, “During the third quarter, we announced plans to expand into Oakland County, where we will be opening our ninth banking office during the fourth quarter. This expansion represents another opportunity for Mercantile Bank to introduce its lending expertise into a new market: Oakland County, the fourth wealthiest county in the nation, and first in deposit market share among all Michigan counties. We are in the process of hiring an experienced team of local bankers to serve local businesses that support the 235 Fortune 500 companies with operations in this market.”

Operating Results
Total revenue, consisting of net interest income and non-interest income, was $15.6 million for the third quarter of 2007, a decrease of 8.0 percent from the $16.9 million reported for the prior-year third quarter. Net interest income for the current quarter was $14.1 million, a decrease of $1.5 million, or 9.6 percent, from the 2006 third quarter level; the 48 basis point decline in the net interest margin, from 3.34 percent to 2.86 percent, was partially offset by a 5.9 percent increase year-over-year in average earning assets. Mr. Price continued, “We experienced a slower rate of margin compression in the third quarter, as the rate of increase in funding costs continued to decline. The 50-basis point cut in the prime rate in September will have a negative impact near-term on our net interest margin. However, this impact will be mitigated as fixed rate deposits and borrowed funds reprice downward in future periods.” Non-interest income for the third quarter of 2007 was $1.51 million, an increase of $0.15 million, or 10.6 percent over the third quarter of 2006.
The provision for loan and lease losses was $2.8 million for the current quarter, up $1.5 million from the year-ago quarter, and $0.5 million above the previous quarter, primarily due to further downgrades in our loan portfolio.
Non-interest expense for the third quarter of 2007 was $9.6 million, an increase of $1.5 million, or 19.2 percent, over the prior-year third quarter. Salaries and benefits were $5.4 million, up $0.7 million, or 14.7 percent, from the year-ago quarter, primarily due to the addition of 18 FTE employees. Other non-interest expense for the third quarter of 2007 was $2.7 million, up $0.8 million, or 37.9 percent, from the $2.0 million reported for the year-ago quarter; nearly 50 percent of the third quarter increase in the other expense category is attributable to costs associated with the administration and resolution of problem assets, while an additional $0.2 million represents an increase in the FDIC insurance premium assessment. The efficiency ratio was 61.5 percent for the third quarter of 2007 compared with 47.5 percent for the third quarter of 2006, reflecting a lower net interest margin and a higher level of non-interest expense.
Asset Quality
Commenting on asset quality, Mr. Price added, “The slowdown in home sales that began in the Midwest has since become a national problem, affecting not only the banking sector but all levels of the credit markets. Approximately two-thirds of our loan portfolio consists of commercial real estate loans, including commercial and residential construction and development loans. The decline in real estate prices and slowdown in sales has stretched the cash flow of our local developers and eroded the value of our underlying collateral. Over 80 percent of our $23.1 million of non-performing loans are real estate-related, and the majority is associated with residential real estate development. We have only five non-performing credits larger than $1 million; these five loans total $13.0 million, and comprise 56.2 percent of the non-performing loan portfolio. We believe we have an effective workout process in place; however, the timeline for disposition of real estate is lengthy.”

Non-performing assets were $25.9 million, or 1.23 percent of total assets at September 30, 2007, compared with $24.0 million, or 1.14 percent of total assets at June 30, 2007, and $9.4 million, or 0.47 percent of total assets at September 30, 2006. Mercantile is making progress with the disposition of its non-performing assets; $5.3 million were paid down or sold during the third quarter. However, two loans totaling $6.8 million were downgraded to non-accrual status in the same quarter. Of the $25.9 million in non-performing assets, $2.8 million consist of foreclosed properties and repossessed assets, a decline of $0.5 million from the second quarter. ”
Net loan charge-offs (“NCOs”) for the third quarter of 2007 were $0.7 million, equivalent to an annualized 0.17 percent of average loans, lower than the previous quarter’s NCOs of $1.2 million or an annualized 0.28 percent of average loans, and lower than the year-ago quarter’s NCOs of $0.9 million or an annualized 0.22 percent of average loans. Loan and lease loss reserves were $24.9 million, or 1.38 percent of total loans and leases at September 30, 2007, up from 1.28 percent of total loans reported for both the year-ago third quarter and the second quarter of 2007.
Balance Sheet
Total assets were $2.11 billion at September 30, 2007, an increase of $79.6 million, or 3.9 percent, from September 30, 2006. Year-to-date, loan growth was $51.5 million, with the third quarter contributing $20.9 million compared with $3.4 million and $27.2 million for the first and second quarters, respectively. The majority of growth since year-end 2006 was in commercial real estate (“CRE”) loans, which increased by $53.8 million, or 6.4 percent, to $893.0 million; CRE loans now account for 49.7 percent of total loans outstanding. Commercial and Industrial loans (“C&I”) are the second largest component of Mercantile’s portfolio, with 26.5 percent of loans outstanding; C&I loans grew $5.4 million, or 1.1 percent, reaching $476.7 million at September 30, 2007.
Shareholders’ equity at September 30, 2007 was $177.7 million, a twelve-month increase of $10.2 million, or 6.1 percent. Total shares outstanding at quarter-end were 8,480,425. Mercantile’s total risk-based capital ratio was 11.4 percent at September 30, 2007. Mr. Price concluded, “The deterioration in asset quality over the past few quarters will take time to resolve, since real estate shows no quick sign of recovery in our markets. Nonetheless, we are confident that our strengthened credit underwriting and loan review departments have the expertise, the manpower, and the motivation to improve asset quality.”
About Mercantile Bank Corporation
Mercantile Bank Corporation is the bank holding company for Mercantile Bank of Michigan. Headquartered in Grand Rapids, the Bank provides a wide variety of commercial banking services through its five full-service banking offices in greater Grand Rapids, and its full-service banking offices in Holland, Lansing, and Ann Arbor, Michigan. The Company recently announced its expansion into the Oakland County market. Mercantile Bank Corporation’s common stock is listed on the NASDAQ Global Select Market under the symbol “MBWM.”

Forward-Looking Statements
This news release contains comments or information that constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on current expectations that involve a number of risks and uncertainties. Actual results may differ materially from the results expressed in forward-looking statements. Factors that might cause such a difference include changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking regulation; changes in tax laws; changes in prices, levies, and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies; trends in customer behavior as well as their ability to repay loans; changes in local real estate values; changes in the national and local economy; and other factors, including risk factors, disclosed from time to time in filings made by Mercantile with the Securities and Exchange Commission. Mercantile undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.
# # # #

Mercantile Bank Corporation
Third Quarter 2007 Results
MERCANTILE BANK CORPORATION
CONSOLIDATED BALANCE SHEETS

	SEPTEMBER 30,	DECEMBER 31,	SEPTEMBER 30,
	2007	2006	2006
	(Unaudited)	(Audited)	(Unaudited)
ASSETS
Cash and due from banks	$28,764,000	$51,098,000	$39,100,000
Short-term investments	534,000	282,000	176,000
Federal funds sold	0	0	16,000,000

Total cash and cash equivalents	29,298,000	51,380,000	55,276,000

Securities available for sale	135,243,000	130,967,000	125,746,000
Securities held to maturity	64,863,000	63,943,000	62,097,000
Federal Home Loan Bank stock	7,534,000	7,509,000	7,764,000

Total loans and leases	1,796,962,000	1,745,478,000	1,710,268,000
Allowance for loan and lease losses	(24,857,000)	(21,411,000)	(21,938,000)

Total Loans and leases, net	1,772,105,000	1,724,067,000	1,688,330,000

Premises and equipment, net	34,492,000	33,539,000	32,309,000
Bank owned life insurance policies	32,962,000	30,858,000	30,150,000
Accrued interest receivable	11,143,000	10,287,000	10,438,000
Other assets	18,787,000	14,718,000	14,724,000

Total assets	$2,106,427,000	$2,067,268,000	$2,026,834,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Noninterest-bearing	$121,336,000	$133,197,000	$115,269,000
Interest-bearing	1,519,648,000	1,513,706,000	1,499,434,000

Total deposits	1,640,984,000	1,646,903,000	1,614,703,000

Securities sold under agreements to repurchase	88,683,000	85,472,000	74,111,000
Federal funds purchased	3,300,000	9,800,000	0
Federal Home Loan Bank advances	135,000,000	95,000,000	115,000,000
Subordinated debentures	32,990,000	32,990,000	32,990,000
Other borrowed money	3,839,000	3,316,000	3,147,000
Accrued expenses and other liabilities	23,907,000	21,872,000	19,335,000

Total liabilities	1,928,703,000	1,895,353,000	1,859,286,000

SHAREHOLDERS’ EQUITY
Common stock	176,610,000	161,223,000	161,045,000
Retained earnings	2,220,000	11,794,000	8,230,000
Accumulated other comprehensive income (loss)	(1,106,000)	(1,102,000)	(1,727,000)

Total shareholders’ equity	177,724,000	171,915,000	167,548,000

Total liabilities and shareholders’ equity	$2,106,427,000	$2,067,268,000	$2,026,834,000

Mercantile Bank Corporation
Third Quarter 2007 Results
MERCANTILE BANK CORPORATION
CONSOLIDATED REPORTS OF INCOME

	THREE MONTHS ENDED	THREE MONTHS ENDED	NINE MONTHS ENDED	NINE MONTHS ENDED
	September 30, 2007	September 30, 2006	September 30, 2007	September 30, 2006
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

INTEREST INCOME
Loans and leases, including fees	$34,077,000	$33,261,000	$101,012,000	$93,292,000
Investment securities	2,530,000	2,335,000	7,521,000	6,871,000
Federal funds sold	168,000	76,000	343,000	347,000
Short-term investments	5,000	3,000	13,000	10,000

Total interest income	36,780,000	35,675,000	108,889,000	100,520,000

INTEREST EXPENSE
Deposits	19,357,000	17,268,000	57,361,000	46,111,000
Short-term borrowings	900,000	707,000	2,598,000	2,028,000
Federal Home Loan Bank advances	1,759,000	1,452,000	4,343,000	4,136,000
Long-term borrowings	713,000	701,000	2,104,000	1,953,000

Total interest expense	22,729,000	20,128,000	66,406,000	54,228,000

Net interest income	14,051,000	15,547,000	42,483,000	46,292,000

Provision for loan and lease losses	2,800,000	1,350,000	6,170,000	4,075,000

Net interest income after provision for loan and lease losses	11,251,000	14,197,000	36,313,000	42,217,000

NONINTEREST INCOME
Service charges on accounts	402,000	361,000	1,184,000	1,006,000
Net gain on sales of commercial loans	0	0	0	29,000
Other income	1,105,000	1,001,000	3,152,000	2,845,000

Total noninterest income	1,507,000	1,362,000	4,336,000	3,880,000

NONINTEREST EXPENSE
Salaries and benefits	5,425,000	4,731,000	17,330,000	14,179,000
Occupancy	881,000	802,000	2,462,000	2,404,000
Furniture and equipment	530,000	513,000	1,524,000	1,550,000
Other expense	2,734,000	1,982,000	7,032,000	5,932,000

Total noninterest expense	9,570,000	8,028,000	28,348,000	24,065,000

Income before federal income tax expense	3,188,000	7,531,000	12,301,000	22,032,000

Federal income tax expense	821,000	2,329,000	3,430,000	6,790,000

Net income	$2,367,000	$5,202,000	$8,871,000	$15,242,000

Basic earnings per share	$0.28	$0.62	$1.05	$1.82

Diluted earnings per share	$0.28	$0.61	$1.05	$1.79

Average shares outstanding *	8,458,601	8,416,816	8,450,524	8,397,046

Average diluted shares outstanding *	8,491,612	8,524,116	8,488,226	8,523,594

*	- Adjusted for 5% stock dividend paid on May 4, 2007

Mercantile Bank Corporation
Third Quarter 2007 Results
MERCANTILE BANK CORPORATION
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Unaudited)

	Quarterly
	2007	2007	2007	2006	2006	Year-To-Date
(dollars in thousands except per share data)	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2007	2006

EARNINGS
Net interest income	$14,051	13,948	14,484	15,295	15,547	42,483	46,292
Provision for loan and lease losses	$2,800	2,350	1,020	1,700	1,350	6,170	4,075
Noninterest income	$1,507	1,421	1,408	1,381	1,362	4,336	3,880
Noninterest expense	$9,570	10,039	8,739	8,197	8,028	28,348	24,065
Net income	$2,367	2,221	4,283	4,605	5,202	8,871	15,242
Basic earnings per share	$0.28	0.26	0.51	0.55	0.62	1.05	1.82
Diluted earnings per share	$0.28	0.26	0.50	0.54	0.61	1.05	1.79
Average shares outstanding *	8,458,601	8,455,891	8,436,933	8,421,318	8,416,816	8,450,524	8,397,046
Average diluted shares outstanding *	8,491,612	8,503,138	8,518,791	8,523,314	8,524,116	8,488,226	8,523,594

PERFORMANCE RATIOS
Return on average assets	0.45%	0.43%	0.84%	0.89%	1.04%	0.57%	1.05%
Return on average common equity	5.32%	5.08%	10.04%	10.78%	12.54%	6.78%	12.69%
Net interest margin (fully tax-equivalent)	2.86%	2.91%	3.07%	3.19%	3.34%	2.94%	3.44%
Efficiency ratio	61.51%	65.32%	54.99%	49.15%	47.48%	60.55%	47.97%
Full-time equivalent employees	302	305	295	291	284	302	284

CAPITAL
Period-ending equity to assets	8.44%	8.30%	8.40%	8.32%	8.27%	8.44%	8.27%
Tier 1 leverage capital ratio	10.06%	10.10%	10.12%	10.04%	10.14%	10.06%	10.14%
Tier 1 risk-based capital ratio	10.19%	10.26%	10.44%	10.37%	10.47%	10.19%	10.47%
Total risk-based capital ratio	11.40%	11.37%	11.52%	11.45%	11.61%	11.40%	11.61%
Book value per share	$21.00	20.64	20.70	20.36	19.90	21.00	20.89
Cash dividend per share	$0.14	0.14	0.13	0.12	0.12	0.41	0.36

ASSET QUALITY
Gross loan charge-offs	$795	1,358	1,134	2,276	1,250	3,287	3,113
Net loan charge-offs	$743	1,204	777	2,227	920	2,724	2,664
Net loan charge-offs to average loans	0.17%	0.28%	0.18%	0.51%	0.22%	0.21%	0.22%
Allowance for loan and lease losses	$24,857	22,800	21,654	21,411	21,938	24,857	21,938
Allowance for losses to total loans	1.38%	1.28%	1.24%	1.23%	1.28%	1.38%	1.28%
Nonperforming loans	$23,070	20,595	10,018	8,571	9,017	23,070	9,017
Other real estate and repossessed assets	$2,820	3,369	2,540	986	421	2,820	421
Nonperforming assets to total assets	1.23%	1.14%	0.60%	0.46%	0.47%	1.23%	0.47%

END OF PERIOD BALANCES
Loans and leases	$1,796,962	1,776,026	1,748,838	1,745,478	1,710,268	1,796,962	1,710,268
Total earning assets (before allowance)	$2,005,136	1,980,722	1,967,733	1,948,179	1,922,051	2,005,136	1,922,051
Total assets	$2,106,427	2,103,520	2,089,577	2,067,268	2,026,834	2,106,427	2,026,834
Deposits	$1,640,984	1,639,010	1,686,157	1,646,903	1,614,703	1,640,984	1,614,703
Shareholders’ equity	$177,724	174,531	175,477	171,915	167,548	177,724	167,548

AVERAGE BALANCES
Loans and leases	$1,773,151	1,755,033	1,741,531	1,729,899	1,684,700	1,756,688	1,636,824
Total earning assets (before allowance)	$1,992,075	1,965,345	1,953,416	1,938,499	1,881,873	1,970,420	1,834,455
Total assets	$2,096,597	2,075,217	2,058,718	2,042,037	1,984,199	2,076,983	1,932,264
Deposits	$1,632,153	1,643,522	1,647,000	1,628,233	1,569,614	1,640,838	1,517,043
Shareholders’ equity	$176,482	175,434	173,028	169,452	164,560	174,993	160,533

*	- Adjusted for 5% stock dividend paid on May 4, 2007